Exhibit 99.1

Worksport™ Enters into US $70 Million OEM Agreement for TerraVis™ with US Based EV Truck Manufacturer

TORONTO – Sept. 3, 2020 -- Worksport Ltd (Formerly Franchise Holdings International Ltd)., (OTC:WKSP) (or the “Company”), is now able to announce more details from its late-stage agreement. The agreement, presently in active negotiations, to supply the ground -breaking Worksport TerraVis™ tonneau cover system with solar power integration to a U.S.-based Electric Truck manufacturer. The partnership between the two companies is expected to generate US$70 million in revenues for Worksport in the near-to-mid-term, according to Worksport CEO Steven Rossi.

Additional information about the details surrounding specific terms of the agreement, including an official statement from the EV Truck manufacturer, are expected to be disclosed in mid-September. “The economic value of this pioneering relationship is expected to be of profound significance for Worksport and its future growth and development,” added Rossi. “The announced $70 million in expected revenues in the first contract is just the beginning, and it is likely to expand over the longer-term.”

The anticipated partnership calls for Worksport, with its TerraVis™ solar charging system, to be the Tier One OEM supply partner for the U.S manufacturer’s forthcoming electric truck. The TerraVis system, for that truck line, will be exclusively configured and uniquely crafted so that the TerraVis™ system will provide the EV Truck, with a meaningful source of recharge.

The collaboration agreement closely followed the first public disclosure of details about TerraVis™ , the very first advanced folding truck bed tonneau cover system to be a fusion of cutting edge solar power, storage, and delivery. The platform takes advantage of a standard pick-up truck’s practical capabilities, while also utilizing the power of more sustainable and renewable energy. Proprietary, high efficiency solar panels built into the rugged tonneau cover—the likes of which Worksport™ has become widely known for—will collect the sun's rays and store energy in multiple battery banks.

“With the recent TerraVis™ reveal, Worksport enters the most exciting period since inception,” said Worksport CEO Steven Rossi. “We have been working around the clock to sort through the demand, field inquiries and make sense of what is best for Worksport going forward. Clearly, this new relationship rose to the top of the list. At the same time, Worksport will continue to focus on growth as the lead innovator and manufacturer in the Global Automotive Market for tonneau covers for electric and conventional light trucks.”

Any interested investors or shareholders are encouraged to follow the company’s social media accounts on Twitter, Facebook, LinkedIn, and Instagram as well as sign up for the company’s newsletters on both www.worksport.com and www.goterravis.com, to stay up to date on all of the latest news.

About Worksport Ltd.

Worksport Ltd., an innovative manufacturer of high quality, functional, and aggressively priced tonneau/truck bed covers for light trucks like the F150, Sierra, Silverado, Canyon, RAM, and Ford F-Series. For more information please visit www.worksport.com. Currently listed on the OTCQB Market under the trading symbol “WKSP.”

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For further information please contact:

Mr. Steven Rossi

CEO & Director

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Worksport, Ltd

T: 1-888-554-8789

E: srossi@worksport.com

Forward-Looking Statements

This document may contain forward-looking statements, relating to Worksport, Ltd. operations or to the environment in which it operates, which are based on Franchise Holdings International Inc. operations, estimates, forecasts and projections. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict, and/or are beyond Worksport, Ltd’s ’s control. A number of important factors could cause actual outcomes and results to differ materially from those expressed in these forward-looking statements. Consequently, readers should not place any undue reliance on such forward-looking statements. Worksport, Ltd. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. No Stock Exchange or Regulation Services Provider accepts responsibility for the adequacy or accuracy of this release.